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Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We consent to the use in this Amendment No. 1 to Registration Statement on Form S-1 No. 333-192476 of our report dated April 8, 2013 (December 27, 2013 as to Note 7) relating to the financial statements of Fantex, Inc. (a development stage entity) as of December 31, 2012 and for the period from September 14, 2012 (inception) to December 31, 2012 (which report expresses an unqualified opinion and includes an explanatory paragraph referring to Fantex, Inc. being in the development stage) and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP
San Francisco, CA
December 27, 2013

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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM